As filed with the Securities and Exchange Commission on May 24, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COBIZ INC.

(Exact name of registrant as specified in its charter)

Colorado	821 Seventeenth Street Denver, Colorado 80202 (303) 293-2265	84-0826324
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

CoBiz Inc. 2005 Equity Incentive Plan

(Full title of the plan)

Steven Bangert

Chairman of the Board and Chief Executive Officer

CoBiz Inc.

821 Seventeenth Street

Denver, Colorado  80202

(303) 293-2265

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jeffrey R. Kesselman, Esq.

Sherman &Howard L.L.C.

633 Seventeenth Street, Suite 3000

Denver, Colorado  80202

(303) 297-2900

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $0.01 per share	1,250,000 shares	$20.13	$25,162,500	$2,692.39

(1)                                  Based on the number of shares reserved for issuance upon exercise of options granted pursuant to the plan.

(2)                                  Estimated solely for the purpose of calculating the registration fee.

(3)                                  Determined pursuant to Rule 457(h)(1) of the Securities Act of 1933, based on the average high and low prices of the Common Stock on the Nasdaq National Market on May 22, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of this Form is included in documents sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428(a) and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

This Registration Statement also contains a Prospectus, prepared in accordance with the requirements of Part I of Form S-3 (in accordance with Section C of the General Instructions to Form S-8), which covers re-offers and re-sales of shares of the Registrant’s common stock that may be issued to affiliates of the Company upon the exercise of options granted to such affiliates under the Company’s 2005 Equity Incentive Plan (the “Plan”).

I-1

REOFFER PROSPECTUS

COBIZ INC.

COMMON STOCK

UP TO 1,250,000 SHARES

This Prospectus relates to the sale by certain selling shareholders who are affiliates of the Company of up to 1,250,000 shares of our common stock which they may acquire through the exercise of options granted pursuant to our 2005 Equity Incentive Plan (the “Plan”).

This Prospectus may be used by any selling shareholder or by any broker-dealer who may participate in sales of the shares.

The prices at which our shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of the shares.

Our common stock trades on the Nasdaq National Market under the symbol “COBZ”.

INVESTING IN OUR COMMON STOCK INCLUDES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 1.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS MAY 24, 2006.

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TABLE OF CONTENTS

Section

INTRODUCTORY STATEMENT
RISK FACTORS
CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE

No person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation, or in any jurisdiction where such solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.

ii

INTRODUCTORY STATEMENT

CoBiz Inc. (the “Company”) is a financial holding company headquartered in Denver, Colorado. We operate Colorado Business Bank and Arizona Business Bank under the federal charter CoBiz Bank, N.A., which are full-service commercial banks that offer a broad range of banking services—including credit, treasury management, investment and deposit products—to a targeted customer base of professionals and small to medium-sized businesses. We also offer trust and fiduciary services through CoBiz Private Asset Management; property and casualty insurance brokerage and risk management consulting services through CoBiz Insurance, Inc.; investment banking services through Green Manning & Bunch, Ltd.; the management of stock and bond portfolios for individuals and institutions through Alexander Capital Management Group, LLC; and employee and executive benefits consulting and wealth transfer services through Financial Designs, Ltd.

Our executive offices are located at 821 Seventeenth Street, Denver, Colorado 80202, and our telephone number is (303) 293-2265.

We have established the 2005 Equity Incentive Plan (the “Plan”) to advance the interests of the Company by providing an incentive program that will enable the Company to attract and retain employees, consultants and directors upon whose judgment, interest and efforts the Company’s success is dependent and to provide them with an equity interest in the success of the Company in order to motivate superior performance. This Prospectus relates to up to 1,250,000 shares of our common stock which may be sold from time to time by participants in the Plan who are affiliates of the Company.

RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks associated with investing in CoBiz, including those described below. You should consider carefully these risk factors together with all of the other information included in this Prospectus or any Prospectus supplement or incorporated by reference into this Prospectus before you decide to purchase our securities. If any of the events described in the following risks or in the other information included in this Prospectus or any Prospectus supplement or incorporated by reference into this Prospectus actually occur, our business, financial condition and operating results could be materially adversely affected, and you could lose all or part of your investment.

Changes in economic conditions may cause us to incur loan losses.

The inability of borrowers to repay loans can erode our earnings and capital. Our loan portfolio is somewhat less diversified than that of a traditional community bank because it includes a higher concentration of larger commercial loans. Substantially all of our loans are to businesses and individuals in the Denver and Phoenix metropolitan areas, and any economic decline in these market areas could impact us adversely.

Our allowance for loan losses may not be adequate to cover actual loan losses.

As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment. Credit losses are inherent in the lending business and could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio and provide an allowance for potential losses based on a number of factors. If our assumptions are wrong, our allowance for loan losses may not be sufficient to cover our losses, thereby having an adverse effect on our operating results, and may cause us to increase the allowance in the future. In addition, although our level of delinquencies historically has been low, we have been increasing and expect to continue to increase the number and amount of loans we originate and we cannot assure you that we will not experience an increase in delinquencies and losses as these loans continue to age, particularly if the favorable economic conditions in Colorado and Arizona reverse. The actual amount of future provisions for loan losses cannot now be determined and may exceed the amounts of past provisions. Additions to our allowance for loan losses would decrease our net income.

Our business is subject to various lending risks depending on the nature of the borrower’s business, its cash flow and our collateral.

Our commercial real estate loans involve higher principal amounts than other loans, and repayment of these loans may be dependent on factors outside our control or the control of our borrowers. Commercial real estate lending typically involves higher loan principal amounts, and the repayment of these loans generally is dependent, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service. Rental income may not rise sufficiently over time to meet increases in the loan rate at repricing or increases in operating expenses, such as utilities and taxes. As a result, impaired loans may be more difficult to identify without some seasoning. Because payments on loans secured by commercial real estate often depend upon the successful operation and management of the properties, repayment of such loans may be affected by factors outside the borrower’s control, such as adverse conditions in the real estate market or the economy or changes in government regulation. If the cash flow from the property is reduced, the borrower’s ability to repay the loan and the value of the security for the loan may be impaired.

Repayment of our commercial loans is often dependent on cash flow of the borrower, which may be unpredictable, and collateral securing these loans may fluctuate in value. Our commercial loans are primarily made based on the cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most often, this collateral is accounts receivable, inventory, equipment or real estate. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. Other collateral securing loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

Our construction loans are based upon estimates of costs to construct and value associated with the completed project. These estimates may be inaccurate. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. As a result, construction loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor to repay principal and interest. Delays in completing the project may arise from labor problems, material shortages and other unpredictable contingencies. If the estimate of construction costs is inaccurate, we may be required to advance additional funds to complete construction. If our appraisal of the value of the completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project.

Our consumer loans generally have a higher risk of default than our other loans. Consumer loans entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by rapidly depreciating assets. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of damage, loss or depreciation. The remaining deficiency often does not warrant further collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various Federal and state laws, including Federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

A downturn in our real estate markets could hurt our business.

A downturn in our real estate markets could hurt our business because many of our loans are secured by real estate. Real estate values and real estate markets are generally affected by changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax laws and other governmental statutes, regulations and policies and acts of nature. If real estate prices decline, the value of real estate collateral securing our loans could be reduced. Our ability to recover on defaulted loans by foreclosing and selling the real estate collateral would then be diminished and we would be more likely to suffer losses on defaulted loans. As of March 31, 2006, approximately 69% of the book value of our loan portfolio consisted of loans collateralized by various types of real estate. Substantially all of our real property collateral is located in Arizona and Colorado. Any such downturn could have a material adverse effect on our business, financial condition and results of operations.

We may experience difficulties in managing our growth.

As part of our strategy, we may expand into additional communities or attempt to strengthen our position in our current markets by undertaking additional de novo branch openings or new bank formations. We believe that it may take up to eighteen months for new banking facilities to first achieve operational profitability, due to the impact of overhead expenses and the start-up phase of generating loans and deposits. To the extent that we undertake growth initiatives, we are likely to continue to experience the effects of higher operating expenses relative to operating income from the new operations, which may have an adverse effect on our levels of reported net income, return on average equity and return on average assets.

In addition, we may acquire financial institutions and related businesses that we believe provide a strategic fit with our business. To the extent that we grow through acquisitions, we cannot assure you that we will be able to adequately and profitably manage such growth. Acquiring other financial institutions and businesses involves risks commonly associated with acquisitions, including:

•                  potential exposure to unknown or contingent liabilities of financial institutions and other businesses we acquire;

•                  exposure to potential asset quality issues of the acquired banks or businesses;

•                  difficulty and expense of integrating the operations and personnel of banks and businesses we acquire;

•                  potential disruption to our business;

•                  potential diversion of our management’s time and attention; and

•                  the possible loss of key employees and customers of the banks and businesses we acquire.

We rely heavily on our management, and the loss of any of our senior officers may adversely affect our operations.

Consistent with our policy of focusing growth initiatives on the recruitment of qualified personnel, we are highly dependent on the continued services of a small number of our executive officers and key employees. The loss of the services of any of these individuals could adversely affect our business, financial condition, results of operations and cash flows. The failure to recruit and retain key personnel could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Changes in interest rates may affect our profitability.

Our profitability is in part a function of the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. Our net interest spread and margin will be affected by general economic conditions and other factors, including fiscal and monetary policies of the federal government, that influence market interest rates and our ability to respond to changes in such rates. At any given time, our assets and liabilities will be such that they are affected differently by a change in interest rates. As a result, an increase or decrease in rates, the length of loan terms or the mix of adjustable and fixed rate loans in our portfolio could have a positive or negative effect on our net income, capital and liquidity. We have traditionally managed our assets and liabilities in such a way that we have a positive interest rate gap. As a general rule, banks with positive interest rate gaps are more likely to be susceptible to declines in net interest income in periods of falling interest rates and are more likely to experience increases in net interest income in periods of rising interest rates.

Our business and financial condition may be adversely affected by an increase in competition.

The banking business in the Denver and Phoenix metropolitan areas is highly competitive and is currently dominated by a number of large regional financial institutions. In addition to these regional banks, there are a number of smaller commercial banks that operate in these areas. We compete for loans and deposits with banks, savings and loan associations, finance companies, credit unions and mortgage bankers. In addition to traditional financial institutions, we also compete for loans with brokerage and investment banking companies and governmental agencies that make available low cost or guaranteed loans to certain borrowers. Particularly in times of high interest rates, we also face significant competition for deposits from sellers of short-term money market securities and other corporate and government securities.

By virtue of their larger capital bases or affiliation with larger multibank holding companies, many of our competitors have substantially greater capital resources and lending limits than we have and perform other functions that we offer only through correspondents. Interstate banking and unlimited state-wide branch banking are permitted in Colorado and Arizona. As a result, we have experienced, and expect to continue to experience, greater competition in our primary service areas. Our business, financial condition, results of operations and cash flows may be adversely affected by an increase in competition. Moreover, recently enacted and proposed legislation has focused on expanding the ability of participants in the banking and thrift industries to engage in other lines of business. The enactment of such legislation could put us at a competitive disadvantage because we may not have the capital to participate in other lines of business to the same extent as more highly capitalized financial service holding companies.

We continually encounter technological change, and we may have fewer resources than our competitors to continue to invest in technological improvements.

The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We cannot assure you that we will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

An interruption in or breach in security of our information systems may result in a loss of customer business.

We rely heavily on communications and information systems to conduct our business. Any failure or interruptions or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposits, servicing or loan origination systems. The occurrence of any failures or interruptions could result in a loss of customer business and have a material adverse effect on our results of operations and financial condition.

We may be required to make capital contributions to the bank if it becomes undercapitalized.

Under federal law, a bank holding company may be required to guarantee a capital plan filed by an undercapitalized bank subsidiary with its primary regulator. If the subsidiary defaults under the plan, the holding company may be required to contribute to the capital of the subsidiary bank in an amount equal to the lesser of 5% of the bank’s assets at the time it became undercapitalized or the amount necessary to bring the bank into compliance with applicable capital standards. Therefore, it is possible that we will be required to contribute capital to our subsidiary bank or any other bank that we may acquire in the event that such bank becomes undercapitalized. If we are required to make such capital contribution at a time when we have other significant capital needs, our business, financial condition, results of operations and cash flows could be adversely affected.

We are subject to significant government regulation, and any regulatory changes may adversely affect us.

The banking industry is heavily regulated under both federal and state law. These regulations are primarily intended to protect customers, not our creditors or stockholders. As a financial holding company, we are also subject to extensive regulation by the Federal Reserve Board, in addition to other regulatory and self-regulatory organizations. Regulations affecting banks and financial services companies undergo continuous change, and we cannot predict the ultimate effect of such changes, which could have a material adverse effect on our profitability or financial condition.

If our internal controls over financial reporting do not comply with the requirements of the Sarbanes-Oxley Act, our business could be adversely affected.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate the effectiveness of our internal controls over financial reporting as of the end of each year, and to include a management report assessing the effectiveness of our internal controls over financial reporting in all annual reports. Section 404 also requires our independent registered public accounting firm to attest to and report on management’s assessment of our internal controls over financial reporting.

Our management, including our CEO and CFO, does not expect that our internal controls over financial reporting will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been or will be detected. These inherent limitations include the realities that judgments in decision making can be faulty and that breakdowns can occur because of simple error or mistake. Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls is based in part on certain assumptions about the likelihood of future events, and we cannot assure you that any design will succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Although our management has determined and our independent registered public accounting firm has attested that our internal controls over financial reporting were effective as of December 31, 2005, we cannot assure you that we or our independent registered public accounting firm will not identify a material weakness in our internal controls in the future. A material weakness in our internal controls over financial reporting would require management and our independent registered public accounting firm to evaluate our internal controls as ineffective. If our internal controls over financial reporting are not considered adequate, we may experience a loss of public confidence, which could have an adverse effect on our business and our stock price.

We must evaluate whether any portion of our recorded goodwill is impaired. Impairment testing may result in a material, non-cash write-down of our goodwill assets and could have a material adverse impact on our results of operations.

As of March 31, 2006, goodwill represented approximately 1.9% of our total assets. We have recorded goodwill because we paid more for some of our businesses than the fair market value of the tangible and separately measurable intangible net assets of those businesses. Under Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets,” we must test our goodwill and other intangible assets with indefinite lives for impairment at least annually (or whenever events occur which may indicate possible impairment). Goodwill impairment is determined by comparing the fair value of a reporting unit to its carrying amount, including goodwill.

If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired. If the fair value of the reporting unit is less than the carrying amount, goodwill is considered impaired. We estimate the fair value of our reporting units using market multiples of comparable entities, including recent transactions, or a combination of market multiples and a discounted cash flow methodology. Determining the fair value of a reporting unit requires a high degree of subjective management assumption. Discounted cash flow valuation models are utilized that incorporate such variables as revenue growth rates, expense trends, discount rates and terminal values. Based upon an evaluation of key data and market factors, management selects from a range the specific variables to be incorporated into the valuation model. Any changes in key assumptions about our business and its prospects, changes in market conditions or other externalities, for impairment testing purposes could result in a non-cash impairment charge and such a charge could have a material adverse effect on our consolidated results of operations.

Our fee based businesses are subject to quarterly and annual volatility in their revenues and earnings.

Our fee based businesses have historically experienced, and are likely to continue to experience, quarterly and annual volatility in revenues and earnings. With respect to our investment banking services segment, Green Manning & Bunch, Ltd., the delay in the initiation or the termination of a major new client engagement, or any changes in the anticipated closing date of client transactions can directly affect revenues and earnings for a particular quarter or year. With respect to our insurance segment, CoBiz Insurance, Inc. and Financial Designs, Ltd., our revenues and earnings also can experience quarterly and annual volatility, depending on the timing of the initiation or termination of a major new client engagement. In addition, a substantial portion of the revenues and earnings of our insurance segment are often generated during our fourth quarter as many of their clients seek to finalize their wealth transfer and estate plans by year end. With respect to our investment advisory business, Alexander Capital Management Group, LLC, our revenues and earnings are dependent exclusively on the value of our assets under management, which in turn are heavily dependent upon general conditions in debt and equity markets. Any significant volatility in debt or equity markets are likely to directly affect revenues and earnings of Alexander Capital Management Group, LLC for a particular quarter or year.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “except”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurances that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares covered by this Prospectus.

SELLING SHAREHOLDERS

The shares of common stock to which this Prospectus relates are being registered for reoffers and resales by the Selling Shareholders who are affiliates of the Company and who may acquire such shares through the exercise of options granted pursuant to the Plan. The Selling Shareholders will be identified in Prospectus supplements filed from time to time after the date of this Prospectus.

PLAN OF DISTRIBUTION

All of the shares covered by this Prospectus would be sold for the accounts of the Selling Shareholders. The Company would not receive any of the proceeds from the sale of the shares.

The shares covered by this Prospectus may be sold from time to time by the Selling Shareholders, or by any pledgee or other successor in interest to the Selling Shareholders, in regular brokerage transactions on the Nasdaq National Market or otherwise in the over-the-counter market, in transactions directly with market makers, in privately negotiated transactions, or through a combination of such methods at market prices prevailing at the time of sale or at negotiated prices.

The Selling Shareholders, or any pledgee or other successor in interest, may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders, any pledgee or other successor in interest of the Selling Shareholders, or from the purchasers of shares for whom such broker-dealers may act as agent, or to whom they sell as principal, or both (which compensation, as to a particular broker-dealer, may be in excess of customary commissions). The Selling Shareholders and any such dealers or agents that participate in the distribution of the shares may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such dealers and agents may engage in transactions with, and perform services for, the Company.

Certain expenses in connection with the registration of the shares under the Securities Act, including fees and expenses of the Company’s counsel and accountants, filing fees and printing expenses, will be borne by the Company. Each Selling Shareholder will bear his or her own legal and accounting expenses, if any, as well as all transfer taxes, discounts, concessions, commissions or other compensation paid to broker-dealers.

Any shares that qualify for resale pursuant to Rule 144 promulgated under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

There can be no assurance that the Selling Shareholders will sell any or all of the shares covered by this Prospectus.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for the Company by Sherman & Howard L.L.C., Denver, Colorado.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 under the Securities Exchange Act of 1934, as amended (the “Act”), which registers the common stock being offered by this Prospectus. The Registration Statement, including its attached exhibits and schedules, contains additional relevant information about us and our common stock. The rules and regulations of the Commission allow us to omit certain information included in the Registration Statement from this Prospectus. Such additional information is available for inspection and copying at the offices of the Commission.

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that we file at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Information concerning the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. Our public filings are also available from commercial document retrieval services and at the Internet web site maintained by the Commission at http://www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” information into this Prospectus, which means that we can disclose important information to investors by referring them to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information contained directly in this document. This Prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about us and our financial condition.

The Company hereby incorporates by reference the documents listed below:

(a)                                  The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

(b)                                 The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

(c)                                  The Company’s Current Reports on Form 8-K filed on January 20, 2006 (relating to the appointment of a new director), March 20, 2006 and on May 12, 2006.

(d)                                 The description of the common stock contained in the Company’s Registration Statement on Form 8-A, filed June 11, 1998, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such information.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the shares described in this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, copies of any or all of the documents which are incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to CoBiz Inc., 821 Seventeenth Street, Denver, Colorado 80202, telephone: (303) 293-2265, Attention: Lyne B. Andrich, Executive Vice President and Chief Financial Officer.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                           Incorporation of Documents by Reference.

The following documents filed by CoBiz Inc. (the “Company” or the “Registrant”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)                                  The Company’s Annual Report on Form 10-K for the period ended December 31, 2005.

(b)                                 The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

(c)                                  The Company’s Current Reports on Form 8-K filed on January 20, 2006 (relating to the appointment of a new director), March 20, 2006 and on May 12, 2006.

(d)                                 The description of the common stock contained in the Company’s Registration Statement on Form 8-A, filed June 11, 1998, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such information.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of the filing of such documents.

Item 4.                                                           Description of Securities.

The Registrant’s common stock is registered under Section 12 of the Exchange Act.

Item 5.                                                           Interest of Named Experts and Counsel.

Not applicable.

Item 6.                                                           Indemnification of Directors and Officers.

Our Amended and Restated Articles of Incorporation, or the Articles, and our Amended and Restated Bylaws, or the Bylaws, provide that the Company shall indemnify its directors, officers, employees and agents to the fullest extent now or hereafter permitted by Colorado law. Under such provisions, any director or officer who, in his or her capacity as such, is made, or threatened to be made, a party to any suit or proceeding will be indemnified if such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The Articles, Bylaws and Colorado law further provide that such indemnification is not exclusive of any other rights to which such individual may be entitled under the Articles, Bylaws, any agreement, insurance policies, vote of shareholders or disinterested directors or otherwise.

In addition, the Articles provide that, to the full extent now or hereafter permitted by Colorado law, the Company’s directors will not be liable for monetary damages for breach of their fiduciary duty of care to the Company and its shareholders. This provision in the Articles does not eliminate the directors’ fiduciary duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Colorado law. Each director will continue to be subject to liability for breach of his or her duty of loyalty to the Company and its shareholders for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for certain activities prohibited by Colorado law (relating primarily to the unlawful payment of dividends or repurchase of stock), or for any transaction from which the director derived an improper personal benefit. This provision does not affect a director’s responsibilities under any other laws, such as the federal securities law or state or federal environmental laws.

The Company maintains director’s and officers’ liability insurance with a $20.0 million limit per year.

Item 7.                                                           Exemption from Registration Claimed.

Not applicable.

Item 8.                                                           Exhibits.

See Exhibit Index and Exhibits at the end of this Registration Statement.

Item 9.                                                           Undertakings.

1.                                       The undersigned Registrant hereby undertakes:

(a)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

PROVIDED, HOWEVER, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(b)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.                                       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on May 24, 2006.

COBIZ INC.

By:	/s/ Steven Bangert
Steven Bangert
Chairman of the Board and Chief
Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Steven Bangert, Richard J. Dalton and Lyne B. Andrich, and each of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all amendments (including post-effective amendments to this registration statement) for the same offering contemplated by this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Steven Bangert	Chairman of the Board	May 24, 2006
Steven Bangert	and Chief Executive Officer
(Principal Executive Officer)

/s/ Jonathan C. Lorenz	Vice Chairman of the	May 24, 2006
Jonathan C. Lorenz	Board

/s/ Richard J. Dalton	President	May 24, 2006
Richard J. Dalton

/s/ Lyne B. Andrich	Executive Vice President and	May 24, 2006
Lyne B. Andrich	Chief Financial Officer
(Principal Financial Officer)

/s/ Troy Dumlao	Corporate Controller	May 24, 2006
Troy Dumlao	(Principal Accounting Officer)

/s/ Michael B. Burgamy	Director	May 24, 2006
Michael B. Burgamy

/s/ Jerry W. Chapman	Director	May 24, 2006
Jerry W. Chapman

/s/ Morgan Gust	Director	May 24, 2006
Morgan Gust

/s/ Thomas M. Longust	Director	May 24, 2006
Thomas M. Longust

/s/ Evan Makovsky	Director	May 24, 2006
Evan Makovsky

/s/Harold F. Mosanko	Director	May 24, 2006
Harold F. Mosanko

/s/ Howard R. Ross	Director	May 24, 2006
Howard R. Ross

/s/ Noel N. Rothman	Director	May 24, 2006
Noel N. Rothman

/s/ Timothy J. Travis	Director	May 24, 2006
Timothy J. Travis

/s/ Mary Beth Vitale	Director	May 24, 2006
Mary Beth Vitale

/s/ Mary M. White	Director	May 24, 2006
Mary M. White

EXHIBITS

Exhibit No.	Reference
4.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference from the Registrant’s Registration Statement on Form SB-2/A, as filed on May 29, 1998)
4.2	Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference from the Registrant’s Current Report on Form 8-K, as filed on March 23, 2001)
4.3

Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, as filed on August 14, 2002)

4.4

Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as filed on August 8, 2005)

4.5	Amended and Restated Bylaws of the Registrant (incorporated herein by reference from the Registrant’s Registration Statement on Form SB-2/A, as filed on May 29, 1998)
4.6

Amendment to Amended and Restated Bylaws of the Registrant (incorporated herein by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, as filed on August 14, 2002)

5	Opinion of Sherman & Howard L.L.C. †
23.1	Consent of Sherman & Howard L.L.C. (included in Exhibit 5)
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm †
24.1	Powers of Attorney (included on the signature page of this registration statement)

†                Filed herewith.